Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Stryve Foods, Inc. on Form S-8 of our report dated February 18, 2021, which includes an explanatory paragraph as to the company’s ability to continue as a going concern with respect to our audits of the financial statements of Andina Acquisition Corp. III as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, appearing in Annual Report on Form 10-K of Andina Acquisition Corp. III for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Marcum llp

Marcum llp

San Francisco, CA

September 21, 2021